UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):

November 1, 2018 (October 30, 2018)

RANGE RESOURCES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-12209	34-1312571
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Throckmorton Street, Suite 1200 Fort Worth, Texas	76102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (817) 870-2601

(Former name or former address, if changed since last report):  Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company	□

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  □

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 30, 2018, Steven D. Gray was appointed to the Board of Directors of Range Resources Corporation (the “Company”).  Mr. Gray is expected to serve on the compensation committee.  The Board has determined that (i) Mr. Gray is “independent” for purposes of Section 10A-3 of the Securities Exchange Act of 1934, as amended and the applicable rules and regulations of the SEC; (ii) Mr. Gray has no material relationship with the Company that would interfere with his independence from management and (iii) Mr. Gray will otherwise be an “independent director” for purposes of the rules and regulations of the New York Stock Exchange.

Mr. Gray will receive compensation for his services as director consistent with that provided to other non-employee directors, as previously described in the Company’s Annual Proxy Statement filed with the SEC on April 6, 2018.  Mr. Gray will also be indemnified for his actions associated with being a director to the fullest extent permitted under Delaware law.

There have not been any transactions since the beginning of 2018, nor are there any proposed transactions, in which the Company was or is to be a participant involving amounts exceeding $120,000 and in which Mr. Gray had or will have a direct or indirect material interest.  Mr. Gray was appointed as a director pursuant to an agreement announced on July 9, 2018 between the Company, SailingStone Holdings LLC and SailingStone Capital Partners LLC, where the Company and the SailingStone parties agreed to appoint two mutually agreed upon independent directors to the Company’s Board.

ITEM 9.01 Financial Statements and Exhibits

(d) Exhibits:

99.1  Press release dated November 1, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RANGE RESOURCES CORPORATION

By:	/s/ David P. Poole
David P. Poole,
Senior Vice President-
General Counsel and Corporate Secretary

Date:  November 1, 2018